Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (hereinafter referred to as the “Agreement”) is made and entered into as of May 14, 2025 (“Effective Date”) by and between John T. Donahue (hereinafter referred to as “Donahue”) and Valmont Industries, Inc. together with its subsidiaries and affiliates (collectively, “Valmont” or the “Company”). The Company and Donahue are collectively referred to herein as the “Parties.”

WHEREAS, Donahue is currently employed by the Company as Group President, Infrastructure;

WHEREAS, the Company has made the decision to eliminate Donahue’s position and as such, Donahue’s employment with the Company will end as of December 27, 2025.

WHEREAS, Donahue and the Company wish to ensure the orderly transition of Donahue’s duties and responsibilities in connection with his separation; and

WHEREAS, Donahue and the Company have voluntarily entered into this Agreement, which sets forth their complete understanding regarding Donahue’s transition and separation from employment with the Company.

NOW, THEREFORE, in consideration of the mutual promises, benefits and covenants herein contained, the Company and Donahue hereby agree as follows:

1.	Donahue’s Transition and Separation Date:

a.            Donahue’s last day of employment with the Company will be December 27, 2025 (the “Separation Date”). As of the Effective Date, Donahue will no longer be the Company’s Group President, Infrastructure and will resign from every other committee, office, directorship or other position held with the Company or any of its affiliates, except remaining as an employee of the Company subject to the terms of this Agreement. Donahue shall execute documents reasonably requested by the Company to memorialize the foregoing. From the Effective Date through the Separation Date (inclusive of such dates, the “Transition Period”), Donahue will remain an employee of the Company in an advisory position only. Donahue will be required to provide transition services to the Company as reasonably requested by Avner Applbaum (the “Transition Services”). Any Transition Services requested by the Company shall be conducted in a professional manner and in accordance with the Company’s Code of Business Conduct. Donahue will not accept other employment or engage in any business activity during the Transition Period. It is expressly acknowledged and agreed that during the Transition Period, Donahue shall continue to be an employee at will, whose employment may be terminated by either party at any time and for any reason, or without stated reason, subject to the remaining provisions of this Agreement.

b.            If, during the Transition Period, (i) the Company accelerates Donahue’s Separation Date based on its good faith determination that Donahue has (x) failed to perform his obligations as an employee hereunder, or (y) materially breached this Agreement or the Company’s Code of Business Conduct or (z) accepted employment or otherwise engaged in any business activities that conflicts with Donahue’s obligations during the Transition Period or is in direct competition the Company, or if (ii) Donahue resigns his employment or the Company prior to the Separation Date, Donahue will forfeit the compensation and benefits provided under Section 2(a) for the remainder of the Transition Period, as well as the right to receive the Separation Benefits provided under Section 2(b).

2.	Compensation During Transition Period and Separation Benefits:

a.            Transition Period Compensation and Benefits. Provided that Donahue timely executes and does not revoke this Agreement and subject to Section 1(b) and compliance with Section 5, during the Transition Period, Donahue will continue to: (i) receive his base salary as in effect on the Effective Date ($642,735.34), subject to the Company’s payroll cycle, less applicable withholdings; and (ii) be eligible to participate in all health and welfare benefit plans in which Donahue is enrolled as of the Effective Date, and (iii) vest and settle in all equity awards granted to Donahue by the Company that are scheduled to vest during the Transition Period (consisting of the vesting of previously awarded (A) 181 restricted stock units on December 12, 2025, (B) 371 restricted stock units on December 11, 2025, (C) 258 restricted stock units on December 16, 2025, (D) 603 restricted stock units on December 16, 2025 (E) 98 restricted stock units on December 27, 2025 (F) 664 stock options at exercise price of December $332.63 per share on December 12, 2025, (G) 1,433 stock options at exercise price of $223.02 per share on December 11, 2025 and (H) 820 stock options at exercise price of $331.47 per share on December 16, 2025). Except as otherwise provided herein, all other Company-sponsored benefits will cease as of the Effective Date. Subject to the limitations of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), during the Transition Period, Donahue shall not be eligible to contribute to the Company’s nonqualified deferred compensation plan and shall not be eligible for any new equity grants or awards. Donahue’s final paycheck will include all unpaid wages up to and including Donahue’s actual Separation Date as well payment for accrued or unused vacation and personal time benefits through the Separation Date.

b.            Separation Compensation and Benefits. Provided that Donahue timely executes and does not revoke this Agreement, and the Second Release attached to this Agreement and subject to Donahue’s continued compliance with the terms of this Agreement, upon the Separation Date, Donahue shall be eligible to receive as additional separation consideration, certain cash and equity, less deductions required by law to be withheld (collectively, the “Separation Benefits”) as follows:

i.	cash separation payment equal to 20 weeks of base salary of $247,205.90 plus 1 week for each year of service (7) weeks) of $86,522.07 (together such number of months, the “Severance Period”), for a total cash separation payment equal to 27 weeks totaling $333,727.97, paid in a lump sum on the first regular payroll date after the Separation Date following Donahue’s execution and delivery to the Company, and non-revocation, of the attached Second Release;

ii.	any bonus payable pursuant to the Company’s 2025 Short Term Incentive Plan using Donahue’s target annual incentive as of the Effective Date, paid no later than March 15, 2026, as Donahue’s earned annual incentive opportunity as determined by the level of achievement of the Company’s performance goals on the same basis as similarly situated executive-level participants in such plan;

iii.	any bonus payable pursuant to the Company’s 2023-2025 Long Term Incentive Plan based on Donahue’s target long-term incentive as of the Effective Date, paid no later than March 15, 2026, as Donahue’s incentive opportunity as determined by the level of achievement of the Company’s performance goals on the same basis as similarly situated executive-level participants in such plan;

iv.	A pro-rata portion (24 out of 36 months) of any bonus payable pursuant to the Company’s 2024-2026 Long Term Incentive Plan based on Donahue’s target long-term incentive as of the Effective Date, paid no later than March 15, 2026, as Donahue’s incentive opportunity as determined by the good faith projected level of achievement of the Company’s performance goals determined as of December 2025; and

v.	A pro-rata portion (12 out of 36 months) any bonus payable pursuant to the Company’s 2025-2027 Long Term Incentive Plan based on Donahue’s target long-term incentive as of the Effective Date, paid no later than March 15, 2026, as Donahue’s incentive opportunity as determined by the good faith projected level of achievement of the Company’s performance goals determined as of December 2025.

All performance awards, restricted stock unit awards, performance-based stock unit awards and stock options not described in this Section 2 are forfeited as of the Effective Date. Donahue shall have 90 days following the Separation Date to exercise options outstanding as of the Separation Date. All options not exercised by Donahue shall be forfeited. All payments required to be made by the Company under this Agreement to Donahue shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

3.	Confidentiality:

a.            Donahue acknowledges that during the course of Donahue’s employment with the Company, Donahue has had access to and learned about confidential, secret and proprietary documents, materials and other information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to the Company (including the Released Parties, as defined below) or any of its affiliates or its predecessors, which includes but is not limited to: trade secrets (as defined by the laws of the State of Nebraska), any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret; inventions or discoveries (whether patented or unpatented); business records; computer software and applications (including source code or object code); methodologies; business and manufacturing processes and methods; supply chain resources, technical data; databases; pricing and sales data (including selling techniques); customer or prospective customer lists, and information including financial and business data, customer records and property; information relating to the development or maintenance of customer relationships and goodwill, names of vendors and suppliers (including lists, identities and contact information); business or marketing plans (including strategies, promotions, packaging or merchandizing); and forecasts, financial information, work in progress, and other technical or business information, personnel information (including, but not limited to information concerning the Company’s payroll, benefits, compensation, salaries, employee hirings and terminations, employee appraisals, employee health medical information and all other information pertaining to the Company employees); strategies, budgets, and long-range strategic plans (including business plans or strategies) (collectively, “Confidential Information”). Donahue further acknowledges that this Confidential Information is a valuable, special and unique asset of the Company and that the Company would be irreparably damaged if the Confidential Information was disclosed and/or utilized by persons or entities other than the Company. Except as otherwise provided herein or required by law, Donahue agrees to maintain all Confidential Information, whether or not in writing, concerning the Company, as confidential and to not disclose or cause the disclosure of the same to anyone or use such Confidential Information in any manner during or following the Separation Date. “Confidential Information” does not include information which has lawfully entered, or after the Effective Date lawfully enters, the public domain without a breach of this Agreement, but only from the date of its public availability.

b.            Donahue understands that an individual shall not be held criminally or civilly liable under any federal or state trade secrets law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

4.	General Release:

In consideration of the payments and benefits provided to Donahue pursuant to this Agreement, to which benefits Donahue would not otherwise be entitled, Donahue, and Donahue’s heirs, representatives and assigns, hereby forever release and discharge the Company and its respective its agents, directors, officers, employees, representatives, attorneys, divisions, parent companies, subsidiaries and affiliates (the “Released Parties”) from any and all liability for claims, in law or equity, whether known or unknown or suspected to exist by Donahue, which Donahue has had or may now have against the Company or any such related party arising out of or relating to Donahue’s employment or the termination of such employment. This includes: (1) all claims for compensation, vacation or paid-time-off benefits, commissions, bonuses, awards, and any and all other fringe benefits (except those payments and benefits that have been or will be accrued or earned through the Separation Date as provided for in this Agreement); (2) any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, wrongful or retaliatory discharge, fraud, defamation, negligent or intentional infliction of emotional distress, tortious interference with a contract or prospective business advantage, breach of the implied covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, false imprisonment, nonphysical injury, personal injury or sickness, or any other harm; and (4) all claims Donahue may have against the Released Parties under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act (OWBPA) the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), Executive Order 11246, Sarbanes-Oxley Act of 2002, including whistle blowing claims under 18 U.S.C. §§1514A and 1513(e), the Nebraska Fair Employment Practices Act, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner.

This Release shall not preclude: (a) an action to enforce the specific terms of this Agreement; (b) any claims based on acts or events after this Agreement has become effective; (c) any unemployment or workers compensation benefits to which Donahue may be entitled; (d) any benefits that have become vested under the Executive Retirement Income Security Act of 1974; or (e) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, or other similar federal, state, or local administrative agencies. However, the consideration provided to Donahue in this Agreement shall be the sole relief provided to Donahue for the claims released herein and Donahue will not be entitled to recover and agree to waive any monetary benefits or recovery against the Released Parties without regard to who has brought such claim. Donahue further understands and agrees that: (i) Donahue is not prohibited from reporting information to, or participating in any investigation or proceeding conducted by, the Securities and Exchange Commission (“SEC”) or any other federal, state, or local governmental agency or entity and that Donahue need not notify the Company in advance of any such reporting or participation; (ii) Donahue is not precluded from providing truthful testimony in response to a valid subpoena, court order, or regulatory request; and (iii) nothing in this Agreement limits Donahue’s right to receive an award or monetary recovery pursuant to the SEC’s whistleblower program.

5.	Restrictive Covenants:

Donahue acknowledges and agrees that the Company has invested substantial resources in the development and implementation of its business, trade secrets, and Confidential Information, and has established substantial goodwill with respect to the quality of its products and services and its relationships and reputation with its employees, customers, suppliers, and vendors, all of which have been and will continue to be a major benefit to the Company. In recognition of the forgoing, Donahue agrees to the following restrictive covenants, in addition to the ongoing Confidentiality provisions set forth in Section 3, which Donahue acknowledges are fair, reasonable and necessary to protect the Company’s legitimate business interests in its employee, customer, supplier, and vendor relationships and Confidential Information. During the term of this Agreement and for a period of one (1) year from the Separation Date (the “Restricted Period”), Donahue will not on Donahue’s own account or on behalf of any other person or entity, (including without limitation as a proprietor, owner, principal, agent, partner, officer, director, stockholder, employee, manager, member, consultant, advisor, intern, volunteer or otherwise) undertake the following actions:

a.            Solicit business from Key Contacts with whom Donahue did business and had personal contact during his employment with Valmont. For purposes of this Agreement, (x) “solicit business” means any effort to interfere with or attempt to interfere with the relationship between a Key Contact and the Company, any direct or indirect attempt, by any means whatsoever, to encourage, induce, or persuade any Key Contact of the Company to alter, modify, discontinue, or terminate their business relationship or contractual agreements with the Company. This includes, but is not limited to, the following actions: (i) contacting, communicating with, or responding to inquiries from any Key Contacts with the intent or effect of diverting business away from the Company; (ii) offering, providing, or proposing to offer or provide, services or products that are similar to or competitive with those offered by the Company; and (iii) encouraging or advising any Key Contact to reduce or cease their business with the Company, or to transfer their business to another entity, individual, or organization; and (y) “Key Contacts” means any customer, client, supplier, consultant, contractor or any other person, company, organization or entity that currently conducts, or within the one (1) year period prior to the Effective Date has conducted, business with Valmont and with whom Donahue had personal contact; and

b.            Hire, engage, employ, recruit, solicit, take away, or induce or attempt to hire, engage, employ, solicit or take away (either on Donahue’s behalf or on behalf of any other person or entity) any person who Donahue knows, or reasonably should know, is then an employee of the Company or who was an employee of the Company at any time during the one (1) year period prior to the Effective Date. This non-solicitation provision explicitly covers all forms of oral, written or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, text message, and any social media platform, whether or not in existence at the time of entering into this Agreement; provided, however, the restrictions in this Section 5(b) shall not apply to any individual whose employment was previously terminated by the Company; and, provided, further, the foregoing shall not apply to any general solicitation conducted through the use of advertisements in the media, through the use of search firms or other routine recruiting activities, provided that such searches are not specifically targeted at employees of the Company.

6.	Non-Disparagement:

During the Transition Period and at all times following the Separation Date, Donahue agrees to refrain from engaging in any conduct or making disparaging comments or statements, the purpose or effect of which is to harm the reputation, goodwill, or commercial interests of the Company, including its affiliates, its officers, directors, owners, agents or current or former employees, or its products or services, to any third party, including, but not limited to, any media outlet, any forms of social media or other method, industry group, financial institution, or current or former employee, consultant, or customer of the Company.

7.	Post-Employment Cooperation:

Donahue agrees to provide reasonable assistance and cooperation to the Company and its representatives (without the payment of further consideration) with respect to third-party proceedings (including any pending or future investigation, lawsuit or claim) concerning any matter of which Donahue is knowledgeable. Donahue agrees to be available, (without the payment of further consideration) upon the Company’s request, to discuss matters and to respond to reasonable requests from the Company to locate information that Donahue may have relating to the Company’s business operations after the Separation Date.

8.	Company Information and Property:

Within three (3) days following the Separation Date, Donahue agrees to promptly return all items, documents, supplies, equipment, files, books, keys, security badges, keys, records, computer logins and passwords, lists, electronic information, and written or printed materials, whether furnished by the Company or prepared by Donahue in connection with Donahue’s employment. Donahue shall not make or retain copies of such materials.

9.	Miscellaneous:

a.            This Agreement shall be governed and construed in accordance with the substantive laws of the State of Nebraska;

b.            Donahue is encouraged to discuss this Agreement with an attorney before signing and have his attorney review this Agreement;

c.            Donahue understands and agrees that his employment with the Company shall end as of the Separation Date and as such, Donahue waives and relinquishes any claim for reinstatement, rehire, or future consideration for employment with the Company and shall not reapply for any position at the Company or its affiliates.

d.            Donahue understands that the Company would not have provided his the Separation Benefits but-for Donahue’s representations and promises that he is making by signing this Agreement;

e.            Donahue acknowledges and agrees he has not suffered any job-related wrongs or injuries for which he might still be entitled to compensation, and he has fully and properly reported all hours worked and been paid all wages, compensation and benefits that he was entitled to up to and including the date this Agreement is signed by him;

f.            In the event of any breach of this Agreement by Donahue, including but not limited to Donahue’s obligations under Section 3, Section 5, Section 6, Section 7 and Section 8, the Company shall have the right to declare this Agreement null and void from the beginning and shall be relieved of any further obligations hereunder, including the obligation to pay the compensation and benefits provided under Section 2(a) during the Transition Period, as well as the Separation Benefits provided under Section 2(b). In such event, Donahue shall fully reimburse the Company for any and all amounts paid to Donahue under the terms of this Agreement and Donahue shall forfeit all future payments and other benefits provided under this Agreement; and

g.            Should any part, term, condition or provision of this Agreement be found by any court to be void, the rest of the Agreement shall remain valid and enforceable. However, if the General Release provisions set forth in Section 4 of this Agreement are found to be void or unenforceable, the entire Agreement shall be voided and all payments and benefits shall be repaid. This Section shall not apply to claims under the Age Discrimination in Employment Act;

h.            This Agreement may not be amended or modified in any manner, except by an instrument in writing authorized by Donahue and a duly authorized officer on behalf of the Company; and

i.            Donahue agrees that nothing in this Agreement shall relieve Donahue of his obligations under the Company’s clawback policies for employees similarly situated in his prior position, and the compensation, benefits and vesting of equity provided under Section 2(a) for the Transition Period, as well as the Separation Benefits provided for herein shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any such clawback or similar policy adopted by the Board of Directors or Human Resources Committee as in effect from time to time and (ii) applicable law.

10.	Review Period:

Donahue may take up to twenty-one (21) days after receipt of this Agreement to review and sign this Agreement. No changes to the Agreement will restart the running of the 21-day period. Donahue is free to sign this Agreement at any time after receiving it, without using the entire review period. Donahue is encouraged, during the review period and before signing the Agreement, to consult with an attorney as to this Agreement’s meaning and implications.

11.	Code Section 409A:

This Agreement is intended to be exempt from the requirements of Section 409A(a)(2), (3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly. Notwithstanding any other provision with respect to the timing of payments under this Agreement, to the extent necessary to comply with the requirements of Section 409A, any payments to which Donahue may become entitled under this Agreement which are subject to Section 409A (and not otherwise exempt from its application) and would otherwise have been paid prior to the six-month anniversary of the date of termination will be withheld until the first business day after the six-month anniversary of the date of termination, at which time Donahue shall be paid the aggregate amount of all such payments in a lump sum. Any reimbursement by the Company during any taxable year of Donahue will not affect any reimbursement by the Company in another taxable year of Donahue. Any right to reimbursement is not subject to liquidation or exchange for another benefit. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of deferred compensation under this Agreement shall be treated as a separate payment of deferred compensation. To the extent that the right to any payment provides for the deferral of compensation within the meaning of Section 409A, references to Donahue’s “termination” or “resignation” of employment will be construed to mean Donahue’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i).

12.	Execution in Counterparts:

This Agreement may be executed in multiple counterparts, which may be conveyed to the Parties by electronic means, each of which shall be deemed an original, and all of which shall constitute one Agreement.

13.	Merger Clause:

This Agreement contains the entire and only agreement between the Company and Donahue regarding the subject matter of this Agreement and supersedes and invalidates any previous agreements or understandings between Donahue and the Company with respect to the subject matter addressed herein. Any oral or written promises or assurances related to the subject matter of this Agreement that are not contained in this Agreement are waived, abandoned and withdrawn, and are without legal effect.

14.	Execution and Revocation Period:

If Donahue chooses to accept the terms of this Agreement, Donahue must sign this Agreement and deliver one original of the Agreement to Jennifer Paisley, Senior Vice President, Human Resources, within the timeframe stated in Section 10. Donahue must also sign and deliver one original of the Second Release attached to this Agreement within three (3) days after the Separation Date. Donahue understands that he may revoke this Agreement and the Second Release within seven (7) days following Donahue's execution of each. This Agreement and the Company’s obligation to provide the Separation Benefits shall not become effective or enforceable against the Company until the eighth (8th) day after Donahue’s execution and delivery to the Company of the attached Second Release, provided that Donahue has also signed and delivered the Agreement and has not revoked either one. Any revocation must be delivered, in writing, to the Company as provided herein, within seven (7) days after execution. If the Agreement and Second Release are not signed and returned by such dates, the offer and payments and benefits presented in this Agreement shall be deemed revoked. If Donahue revokes this Agreement or the Second Release after signing, Donahue shall be obligated to fully reimburse the Company for any and all portions of the compensation and benefits provided under Section 2(a) for the Transition Period, as well as the Separation Benefits received pursuant to Paragraph 2(b) of this Agreement.

15.	Notice:

All notices and other communications under this Agreement must be in writing and will be deemed duly given (x) on the date of transmission, if delivered by confirmed facsimile or electronic mail, or (y) if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid or by overnight courier, and addressed to the intended recipient at the addresses below.

Notices sent to the Company should be directed to: Andy Massey, 15000 Valmont Plaza, Omaha, NE 68154

Notices sent to Donahue should be directed to Donahue at the address on the records of the Company, with a copy (that does not constitute notice) to:

Tim Donahue
5208 W 161st Street
Stilwell, KS 66085
United States of America

16.	Acknowledgement:

Donahue represents and certifies that he has carefully read and fully understand all of the provisions and effects of this Agreement, and has been given the opportunity to thoroughly discuss all aspects of it with his personal attorney; that Donahue is voluntarily entering into this Agreement; and that neither the Company nor its agents, representatives or attorneys, make any representations concerning the terms or effects of this Agreement other than those contained herein.

IN WITNESS WHEREOF, intending to be legally bound hereby, Donahue and the Company have executed the foregoing Separation Agreement and Release.

EXECUTIVE	VALMONT INDUSTRIES, INC.

/s/ Tim Donahue	By:	/s/ Jennifer Paisley
Tim Donahue	Title:	SVP, Human Resources

Date: May 14, 2025	Date: May 14, 2025

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